Exhibit 99.1


                                 CITYMARK TOWER

                               Historical Summary
                        of Operating Revenue and Expenses

                          Year Ended December 31, 1997



                   (With Independent Auditors' Report Thereon)






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                          Independent Auditors' Report


The Partners
Carr Realty L.P.:


We have audited the accompanying historical summary of operating revenue and expenses, as defined in note 2(a), of Citymark Tower for the year ended December 31, 1997. This historical summary is the responsibility of the management of Citymark Tower. Our responsibility is to express an opinion on the historical summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenue and expenses of Citymark Tower.

In our opinion, the historical summary referred to above, presents fairly, in all material respects, the operating revenue and expenses described in note 2(a) of Citymark Tower for the year ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                           KPMG PEAT MARWICK LLP




September 24, 1998


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                                 CITYMARK TOWER

              Historical Summary of Operating Revenue and Expenses

                      For the year ended December 31, 1997

Rental and operating expense pass-through revenue               $ 2,562,056

Operating expenses:

     Repairs and maintenance                                        142,286
     Utilities                                                      501,688
     Operating services                                             323,887
     Property management fees                                        50,995
     Real estate taxes                                              574,920
     Administrative                                                 219,283
                                                                -----------

                  Total operating expenses                        1,813,059
                                                                -----------


Operating revenue in excess of operating expenses               $   748,997
                                                                ===========




See accompanying notes to historical summary.



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                                 CITYMARK TOWER

          Notes to Historical Summary of Operating Revenue and Expenses

                      For the year ended December 31, 1997


(1) Description of the property


    Citymark Tower (the Building) consists of one building located in Dallas, Texas. The Building contains approximately 218,000 square feet of leasable office space. As of December 31, 1997, the building was approximately 77% leased. The building was acquired by a subsidiary of Carr Realty L.P., a subsidiary of CarrAmerica Realty Corporation, on January 27, 1998.

(2) Summary of Significant Accounting Policies

    (a) Basis of Presentation

        The accompanying historical summary of operating revenue and expenses is not representative of the actual operations for the period presented as certain revenues and expenses, which may not be comparable to those expected to be incurred by Carr Realty L.P. in the proposed future operations of the building have been excluded. Interest income has been excluded from revenue, and interest, depreciation and amortization, and other costs not directly related to the future operations of Citymark Tower have been excluded from expenses. Management is not aware of any material factors relating to Citymark Tower that would cause the historical summary of operating revenue and expenses not to be indicative of future operating results of the building.

    (b) Revenue Recognition

        Rental revenue from rental operations is recognized straight-line over the terms of the respective leases.

(3) Rental Revenue

    Minimum future rentals (excluding modifications and renewal options) on noncancelable leases are as follows for the years ending December 31:

                           1998                       $   1,957,575
                           1999                             860,372
                           2000                             486,070
                           2001                             239,564
                           2002                              50,034
                                                      -------------
                                                      $   3,593,615
                                                      =============

                                                                     (Continued)


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                                 CITYMARK TOWER

          Notes to Historical Summary of Operating Revenue and Expenses

                      For the year ended December 31, 1997


(4) Pro Forma Taxable Operating Results and Cash Available from Operations (Unaudited)

    The unaudited pro forma table reflects the pro forma taxable operating results and pro forma cash available from operations of Citymark Tower for the twelve months ended December 31, 1997, as adjusted for certain items which can be factually supported. For purposes of presenting pro forma net taxable operating income, revenue is recognized when it is either collectible under the lease terms or collected. Tax depreciation and amortization have been calculated based on the new cost basis for the Building, assuming the purchase by Carr Realty L.P. was made on January 1, 1997. Tax depreciation for the Building is computed on the modified accelerated cost recovery system method over a 39-year life. This statement does not purport to forecast actual operating results for any period in the future.

        Proforma net operating income (exclusive of
              depreciation and amortization expense)               $     692,039
        Less - estimated depreciation and amortization expense           500,874
                                                                   -------------


        Proforma taxable operating income                          $     191,165
                                                                   =============

        Proforma cash available from operations                    $     692,039
                                                                   =============


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